ARTICLES OF INCORPORATION

OF

MAG-WELL, INC.

I, the undersigned natural person of the age of eighteen years or more, acting as incorporator of a corporation under the Texas Business Corporation Act, do hereby adopt the following Articles of Incorporation for such corporation:

ARTICLE I

The name of the corporation is MAG-WELL, INC.

ARTICLE II

The period of its duration is perpetual.

ARTICLE III

The purpose for which the corporation is organized is to transact any or all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

ARTICLE IV

The aggregate number of shares which the corporation shall have authority to issue is 1,000,000 shares of common stock at no par value.

ARTICLE V

The corporation will not commence business until it has received for the issuance of its shares consideration of the value of One Thousand and No/100ths Dollars ($1,000.00), consisting of money, labor done or property actually received.

ARTICLE VI

The post office address of the corporation's initial registered office is 409 Nolana, Suite 3, McAllen, Texas 78504. The name of its initial registered agent at such address is John Corney.

ARTICLE VII

The number of directors constituting the initial Board of Directors is one (1). The name and address of the persons who are to serve as Directors until the first annual meeting of shareholders or until their successors be elected and qualify as follows: John Corney P. 0. Box 5875 McAllen, Texas 78502

ARTICLE VIII

The initial bylaws of the corporation shall be adopted by the Board of Directors. The power to alter, amend or repeal the bylaws or adopt new bylaws is vested in the Board of Directors, subject to repeal or change by action of the shareholders.

ARTICLE IX

The name and address of the incorporator is as follows: John Corney 409 Nolana, Suite 3 McAllen, Texas 78503

IN WITNESS WHEREOF, I have hereunto set my hand this 16 day of June, 1988.

THE STATE OF TEXAS COUNTY OF HIDALGO I , Nanci B. Brown a notary public do hereby certify that on this 16th day of June, 1988, personally appeared before me, JOHN CORNEY, who being by me first duly sworn, declared that he is the person who signed the foregoing document as incorporator, and that the statements therein contained are true.

/s/ Nanci Brown